                  GATEWAY ENERGY CORPORATION AND SUBSIDIARIES

                                   EXHIBIT 21

                                  SUBSIDIARIES


COMPANY                                                         STATE      PERCENT OWNED
-------                                                       ----------   -------------
Gateway Pipeline Company                                      Texas             100%

Gateway Offshore Pipeline Company                             Nebraska          100%

Gateway Energy Marketing Company                              Louisiana         100%

Gateway Processing Company                                    Texas             100%

Fort Cobb Fuel Authority, L.L.C                               Oklahoma          100%